UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 14A
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                             Longview Fibre Company
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The following press release was issued by Longview Fibre Company on June 5,
2006:



FOR IMMEDIATE RELEASE
---------------------



               LONGVIEW FIBRE COMPANY SENDS LETTER TO SHAREHOLDERS

      Board Believes Obsidian/Campbell Proposal Undervalues Longview Fibre
                       and its High Quality Timber Assets

               Company Completing REIT Conversion and Implementing Improved Operating Plan to Further Enhance Shareholder Value

        Company to Vigorously Oppose Obsidian/Campbell's Self-Interested
                   Proposals at Special Shareholders' Meeting


LONGVIEW, Wash., June 5, 2006 - Longview Fibre Company (NYSE: LFB) today announced that it has sent the following letter to Longview Fibre shareholders:

     June 5, 2006

     Dear Longview Fibre Shareholder:

     As you may be aware, your Board of Directors voted unanimously to reject an unsolicited proposal from Obsidian Finance Group, LLC and The Campbell Group, LLC (Obsidian/Campbell) to acquire all of the outstanding shares of the company.

     Your Board carefully reviewed the Obsidian/Campbell proposal and other potential alternatives for enhancing shareholder value, including management's improved operating plan. Following that review, your Board determined that completing our conversion to a real estate investment trust
     (REIT), including increasing our annual dividend to $1.20 per share, and implementing management's improved operating plan represents a superior alternative for enhancing shareholder value and, therefore, is in the best interests of the company and its shareholders.

     In its review, your Board noted that the Obsidian/Campbell proposal is highly conditional, lacks committed financing and would require substantial and time consuming due diligence. Importantly, even if this disruptive and time consuming process were to result in Obsidian/Campbell's proposal becoming a firm offer, we believe that the proposal fundamentally undervalues Longview Fibre and its high quality timber assets. We also note that Obsidian/Campbell's recent statement about potentially lowering the value of their proposal reinforces its highly conditional nature.

     In response to your Board's carefully considered decision, Obsidian/Campbell are seeking a special meeting of shareholders. Under applicable law, the holders of only ten percent of our common stock have the right to compel a special shareholders' meeting. Given that low threshold, we assume that such a meeting will be called and, therefore, have determined not to spend corporate funds in soliciting against the calling of such a meeting. We will, of course, vigorously oppose what we believe to be the self-interested proposals Obsidian/Campbell intend to present once a special shareholders' meeting is called.

     In the meantime, you may rest assured that your Board of Directors is committed to acting in the best interests of the company and its shareholders.

                      WE ARE COMPLETING THE REIT CONVERSION

     Your Board of Directors is confident that completing the REIT conversion and related refinancing will drive shareholder value by, among other things, increasing our earnings and cash flow through decreased taxes and lower interest costs, enabling us to pay a larger dividend and better positioning us to increase our timberland holdings.

     The last step necessary to complete the REIT conversion is a taxable distribution to shareholders of pre-REIT undistributed earnings and profits. By the end of the third quarter, we expect to complete this step as part of a special distribution to shareholders of approximately $385 million. The special distribution will consist of up to approximately $77 million in cash, representing approximately $1.50 per share, with the remainder to be distributed in shares of our common stock.

     In order to make the special distribution, we need to refinance our outstanding senior subordinated notes. On May 31, 2006, we announced that we have received tenders and consents from holders of more than 99% of the aggregate principal amount of the senior subordinated notes. In addition, we have obtained commitments for a $300 million senior secured term loan facility that will be used to fund both the refinancing of the notes and the cash portion of the special distribution. As a result, we expect to close the financing necessary to complete the REIT conversion shortly.

            WE HAVE INCREASED OUR ANNUAL DIVIDEND TO $1.20 PER SHARE

     When we initiated our REIT conversion strategy in mid-2005, we announced that, under a new dividend policy, we would increase the annual cash dividend on our common stock. On April 17, 2006, in connection with our announcement of an improved operating plan designed to enhance and accelerate the delivery of shareholder value, we announced that our annual dividend rate would be increased further, initially to $1.20 per share (excluding the effect of additional shares to be issued in the special distribution). On May 31, 2006, we declared our first dividend under this increased dividend rate, a quarterly cash dividend of $0.30 per share. Even with this increased dividend, we expect the enhanced cash flow resulting from the REIT conversion and improved operating plan to allow us to pay down debt and pursue value enhancing timber acquisitions.

                 WE ARE IMPLEMENTING AN IMPROVED OPERATING PLAN
               TO INCREASE CASH FLOW AND ENHANCE SHAREHOLDER VALUE

     Accelerate Harvest
     Since the spring weather has allowed us greater access to our northwest tree farms, we have been able to immediately accelerate our timber harvest, and we are on track to achieve our increased plan for the full year. In line with our commitment to Sustainable Forestry Initiative practices, we expect to be able to increase our timber sales to 280 to 295 million board feet in 2006, up roughly 13% from our previous sale target of 250 to 260 million board feet for the year. Strong housing market demand and increased demand from new Pacific Northwest sawmills are expected to result in stable log prices throughout the remainder of the year, and we expect to average between 75 and 80 million board feet of sales over the next three quarters.

     Over the next five years, we are targeting an average annual harvest rate of 325 million board feet, which we estimate will yield approximately $17 million in additional annual cash flow at today's prices, compared to our previous target annual harvest rate of 275 million board feet.

     Monetize Higher and Better Use (HBU) Lands
     Because of urbanization and other factors, portions of our timberlands have potentially greater economic value if used for purposes other than timber harvest. We expect to see quick results from our intensified efforts to monetize our HBU lands. We began to lay the ground work for this effort in the summer of 2005, when we contracted to have our timberlands surveyed and assessed for HBU classification. As a result, we have identified 34,000 acres as priority tract HBU lands and have four parcels currently under contract. We are on target to generate $4 to $5 million in incremental cash flow from sales of HBU lands in 2006.

     Restructure Manufacturing Operations
     In order to rationalize our corrugated capacity and increase margins in our paper and paperboard and converted products segments, we are exploring the potential divestiture of up to eight converting plants located in the eastern and central regions. We have formed an internal divestiture team and are working expeditiously to implement this part of our improved operating plan.

     We believe the divestiture of these manufacturing assets will enhance our operating performance and provide additional cash to reduce debt. Meanwhile, retaining our western converting plants allows us to maintain manufacturing operations where we have the strongest competitive position and focus on value-added, specialty products. In addition, demand and pricing momentum is favorable in these markets and should allow for improved performance from these operations.

     Increase Cash Flow
     The REIT conversion and our improved operating plan are expected to contribute to a substantial increase in our cash flow. We expect 2006 consolidated cash provided by operations to be $130 to $145 million, excluding the impact of $25 to $30 million of non-recurring costs associated with early debt retirement, advisory fees and REIT conversion expenses. Cash provided by operations for 2006 including the effect of those items is expected to be $100 to $120 million.

                        LONGVIEW FIBRE IS WELL POSITIONED
                              FOR CONTINUED SUCCESS

     Longview Fibre has highly attractive and productive timberlands consisting of approximately 587,000 acres in nine tree farms in Washington and Oregon. We have an excellent species mix and are strategically located with access to strong domestic and export markets. The scale, location and mix of these timberlands are unique, cannot be replicated and represent a significant source of value for our shareholders.

     Our paper and paperboard segment has increased its specialty volume by 46 percent over the past four years and has a strong North American market position in TEA-Kraft(R) and lightweight bag paper. These specialty grades tend to exhibit lower price volatility than commodity grades. Industry-wide capacity rationalization in kraft paper grades over the past several years has created a favorable supply/demand relationship and a favorable backdrop for pricing, which is reflected in our recent price increases. We plan to continue to drive operating efficiencies at the Longview mill and utilize our ability to employ a wide variety of alternative energy sources to mitigate the high cost of natural gas.

     The converting plants that we intend to retain under our improved operating plan will continue to focus on innovative, customized products. We believe that these plants, located in the western United States, are particularly well-positioned. They benefit from their proximity to a robust agricultural-driven market that is not at risk of being off-shored, as well as a diversified base of industrial and manufacturing customers with growing needs for our customized products. Our western plants also face relatively less direct competition than those in the eastern and central regions. As a result, the western region's box business has grown at a time when others have declined. We plan to capitalize on these strengths by pursuing additional operating efficiencies through better integration with the Longview mill.

     The gains we have achieved in productivity and efficiency in our manufacturing segments in recent years have positioned us to benefit from improvements in the pricing environment for our products.

                         YOUR BOARD AND MANAGEMENT TEAM
                           HAVE A STRONG TRACK RECORD

     Since taking the helm as Longview Fibre's Chief Executive Officer in November 2002, I have had the privilege of leading a management team that has consistently delivered on the company's strategic initiatives, with a focus on paying down debt, upgrading our facilities and improving our productivity and efficiency. Our operational accomplishments during fiscal years 2002 through 2005 include the following:

     o reducing debt by over $200 million from peak borrowings in January 2002, including a $65 million reduction in fiscal year 2005;

     o    increasing specialty tonnage at our paper mill by 46%;

     o at our paper mill, reducing energy cost per ton of production by 35% and labor hours per ton of production by 14%;

     o in our converted products segment, focusing on value-added and differentiated products to achieve average prices on a square footage basis that exceed industry average prices by 5% to 10%;

     o in our converting plants, reducing labor hours per ton of production by 16% and cutting waste by 14%;

     o    reducing converted finished goods inventory by approximately 60%;
          and

     o    implementing our REIT conversion strategy.

     Your Board of Directors and management have delivered considerable value to shareholders, as the market has recognized and rewarded the company for its strategy and execution. Longview Fibre's total shareholder returns of 224.5% over the three years prior to Obsidian/Campbell's announcement of their unsolicited indication of interest have exceeded those of both the company's peer group and the S&P 500 index. While these historical returns are gratifying, we are far from finished with our efforts to deliver further value to shareholders.

               WE ARE COMMITTED TO ACTING IN YOUR BEST INTERESTS

     Your Board of Directors and management believe that the Obsidian/Campbell proposal is an opportunistic attempt to acquire Longview Fibre before shareholders can reap the benefits and value of our REIT conversion and improved operating plan. We also believe their current course of action is a self-interested attempt to divert attention from management's superior alternative for enhancing shareholder value and to compensate for their proposal's highly conditional nature, which includes extensive due diligence as well as financing contingencies and associated risks. We urge you not to allow Obsidian/Campbell to shift the focus away from the substance of our strategy, which your Board of Directors considers to be in the best interests of Longview Fibre and all of its shareholders.

          WE BELIEVE THAT OUR PLAN REPRESENTS A SUPERIOR ALTERNATIVE
                        FOR ENHANCING SHAREHOLDER VALUE

     We are confident in our ability to unlock the intrinsic value of Longview Fibre. We intend to complete Longview Fibre's REIT conversion and implement our improved operating plan to further enhance shareholder value.

     We will continue to keep you informed of future developments. We thank you for your loyalty and continued support.

     Very truly yours,

     /s/ R. H. Wollenberg

     R. H. Wollenberg
     President, Chief Executive Officer
     and Chairman of the Board



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             IF YOU HAVE ANY QUESTIONS ABOUT RECENT DEVELOPMENTS,
                     PLEASE CONTACT THE FIRM ASSISTING US:

                          INNISFREE M&A INCORPORATED
                         TOLL-FREE AT 1-888-750-5834.

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     Certain Information Regarding Participants
     Longview Fibre Company's directors and certain of its executive officers, as well as Longview Fibre Company, may be deemed to be participants in any solicitation of Longview Fibre Company's shareholders in opposition to any solicitation conducted by Obsidian Finance Group, LLC and/or The Campbell Group, LLC or any of their affiliates for proxies to vote at a special meeting of Longview Fibre Company shareholders. Shareholders may obtain information regarding the names, affiliations and interests of such individuals in Longview Fibre Company's proxy statement for the company's 2006 annual meeting of shareholders, filed with the SEC on February 27, 2006 on Schedule 14A. A copy of that proxy statement may be obtained free of charge on the Securities and Exchange Commission's Web site at http://www.sec.gov, through the link to Longview Fibre Company's SEC filings on the company's Web site at http://www.longviewfibre.com or by directing a request to L.J. McLaughlin, 300 Fibre Way, Longview, Washington 98632, (360) 425-1550.

     Important Information
     In connection with any solicitation of Longview Fibre Company's shareholders by Obsidian Finance Group, LLC and/or The Campbell Group, LLC or any of their affiliates for proxies to vote at a special meeting of Longview Fibre Company shareholders, Longview Fibre Company expects to file a proxy statement and/or other soliciting materials and other relevant documents with the SEC. Shareholders should read any such proxy statement, other soliciting materials or other relevant documents when and if they become available, because they will contain important information. Shareholders may obtain copies of such documents (when and if they become available) free of charge on the SEC's Web site at http://www.sec.gov, through the link to Longview Fibre Company's SEC filings on the company's Web site at http://www.longviewfibre.com or by directing a request to L.J. McLaughlin, 300 Fibre Way, Longview, Washington 98632, (360) 425-1550.

     Forward-Looking Statements
     Except for historical information, the statements made in this letter are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. The company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as "may," "will," "should," "potential," "intend," "expect," "seek," "anticipate," "estimate," "believe," "could," "would," "project," "predict," "continue," "plan," "believe," "propose" or other similar words or expressions. The forward-looking statements in this letter include statements concerning the company's future quarterly dividends, the impact of the implementation of the company's operating plan on future performance, the expected level of cash provided by operations for 2006, the expected timing of, and distributions and financing related to, the company's REIT conversion, and the impact on the company of the REIT conversion and the related financing. Forward-looking statements are based on the company's estimates and projections on the date they are made, and are subject to a variety of risks and uncertainties. Factors which could have a material adverse effect on our operations and future prospects or which could cause events, circumstances or actual results to differ materially from the forward-looking statements include, but are not limited to: the company's ability to achieve its strategies and the results of these strategies; actual log harvest levels and customer and product focus; the company's dependence on timber resources; changes or growth in the general domestic and foreign economy, the forest products industry or the specific markets into which the company sells products; the company's ability to achieve anticipated improvements in operating results and earnings and expected cost reductions; risks and costs associated with the restructuring of the company's manufacturing operations, including the potential divestiture of its sawmill and select converting plants; the company's ability to realize anticipated benefits from the sale of higher and better use lands; the company's having sufficient resources to fund operations and meet debt payment obligations and capital expenditure requirements; the company's working capital needs, including inventory levels and raw material requirements; unanticipated changes in pricing and market conditions for its products, energy and certain raw materials, including changes in log, paper, paperboard and converted products pricing and demand; the company's ability to achieve anticipated reductions in the amount of natural gas purchased from third parties; the company's ability to improve reliability and uptime of equipment, creating a more steady operation and better management of raw material purchases; the company's ability to achieve anticipated savings and improvements from various business improvement projects and programs within the expected time frames or at all; unexpected capital expenditures and the timing of completion and results of capital expenditure projects; the company's ability to reduce debt and prioritize the use of excess cash to reduce debt; expected sales of power; possible effects of changes in currency exchange rates between the U.S. dollar and currencies of important export markets (particularly Japan); cost of compliance with environmental regulations and effects of environmental contingencies, litigation and regulations on the company's financial condition and results of operations and its competitive position; developments in the world, national, or regional economy or involving the company's customers or competitors affecting supply of or demand for its products, energy or raw materials, including the level of interest rates and new housing starts; implementation or revision of government policies affecting the environment, import and export control and taxes; changes in harvest conditions or regulations affecting the company's timber operations; adverse weather conditions; availability of excess cash to pay dividends and existence of contractual limitations on the company's ability to pay dividends; the need to obtain board approval of dividends and other distributions to the company's shareholders, which approval could be granted or withheld based on, among other things, the company's results of operations, cash flow and prospects at the time; unforeseen maintenance on capital assets; unforeseen developments in the company's business; any additional material weaknesses in the company's internal control over financial reporting that may arise or be identified; the company's ability to remediate material weaknesses in its internal control over financial reporting; adverse changes in the capital markets or interest rates affecting the cost or availability of financing; disasters and other unforeseen events; potential changes in tax laws affecting REITs that could reduce the tax benefits associated with being a REIT; the occurrence of events that require a change in the timing of the company's REIT election; the company's actual pre-REIT earnings and profits could vary from estimates, resulting in a lower or higher shareholder distribution; the company's ability to satisfy complex technical rules in order to qualify for or maintain REIT status and to operate effectively within the limitations imposed by those rules; and the sensitivity of the company's stock price to the level of dividends on its common stock.

     Readers are cautioned not to place undue reliance on any of the forward-looking statements in this letter, which reflect the views of company management as of the date hereof. The company cannot guarantee future results, levels of activity, performance or achievements. The company does not undertake any obligation to update any of the forward-looking statements contained in this letter. For additional information about factors that could impact future results, see the risk factors in the company's most recent annual report on Form 10-K on file with the SEC.

                               * * * * * * * * *

     This letter includes the company's expectation as to the range of its consolidated cash provided by operations for 2006, excluding the impact of non-recurring costs associated with early debt retirement, advisory fees and REIT conversion expenses. Management believes this non-GAAP financial measure is useful to investors because, by excluding specified non-recurring, transaction-related costs that may not be indicative of the company's ongoing operating performance, it facilitates a better period-to-period comparison of the company's projected operating performance for 2006 than would a projection of cash provided by operations determined in accordance with GAAP. Consolidated cash provided by operations, excluding the impact of non-recurring costs associated with early debt retirement, advisory fees and REIT conversion expenses, should be considered together with, and is not intended as a substitute for, cash provided by operations or any other performance measures calculated and presented in accordance with GAAP.

About Longview Fibre Company
Longview Fibre Company is a diversified timberlands owner and manager, and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 587,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre's manufacturing facilities include a pulp-paper mill at Longview, Washington; a network of converting plants; and a sawmill in central Washington. The company's products include: logs; corrugated and solid-fiber containers; commodity and specialty kraft paper; paperboard; and dimension and specialty lumber. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company's Web site at www.longviewfibre.com.


Contacts:

L. J. McLaughlin Senior Vice President-Finance Phone: (360) 425-1550


Joele Frank / Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
Phone: (212) 355-4449
Email: ebrielmann@joelefrank.com
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